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                                                                    EXHIBIT 5.1

                             SULLIVAN & WORCESTER
                            One Post Office Square
                         Boston, Massachusetts 02109


                                                August 11, 1995


Hospitality Properties Trust
400 Centre Street
Newton, MA  02158

Ladies and Gentlemen:

        In connection with the registration by Hospitality Properties Trust, a Maryland real estate investment trust (the "Company"), of 7,500,000 Common Shares of Beneficial Interest, $.01 per share, of the Company (the "Shares"), the following opinion is furnished to you to be filed with the Securities and Exchange Commission as Exhibit 5.1 to the Company's Registration Statement (the "Registration Statement") on Form S-11, File No. 33-92330, under the Securities Act of 1933, as amended (the "Act").

        We have acted as counsel for the Company in connection with preparation of the Registration Statement, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the draft Underwriting Agreement among the Company and Donaldson, Lufkin & Jenrette Securities Corporation, Prudential Securities Incorporated, Dean Witter Reynolds Inc. and Smith Barney Inc., as representatives of the underwriters, filed as Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement"), corporate records, certificates and statements of officers and accountants of the Company and of public officials, and such other documents as we have considered necessary in order to furnish the opinion hereinafter set forth. We have further assumed that the Share price will be determined by the pricing committee of the Board of Trustees of the Company in accordance with the parameters established by the Board of Trustees.

        We are members of the bar of The Commonwealth of Massachusetts. Accordingly, we do not purport to be expert on or generally familiar with and we express no opinion with respect to the laws of any state other than The Commonwealth of Massachusetts or of any country other than The United States of America. We have, with your consent, rendered our opinions herein in regard to certain matters of Maryland law relating to the Shares solely in reliance on, and solely to the extent covered by, the opinion of Piper & Marbury, a copy of which is attached hereto.

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Hospitality Properties Trust
August 11, 1995
Page 2


        Based on and subject to the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, upon issuance and delivery of certificates for the Shares to the underwriters against payment therefor in accordance with the determination of the pricing committee of the Board of Trustees and the terms of the Underwriting Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable by the Company, with no personal liability attaching to the holders of the Shares except as described in the Registration Statement.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                                Very truly yours,


                                               /s/ SULLIVAN & WORCESTER